Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in Registration Statements No. 33-75832, No. 333-11181, No. 333-67349, No. 333-67369, No. 333-90776 and No. 333-103825 on Form S-8 and the registration statement No. 333-99295 on Form S-3, of Helen of Troy Limited of our report dated July 14, 2004, relating to the Statements of Net Assets to be Acquired of OXO International as of December 31, 2003 and 2002, pursuant to the Acquisition Agreement between WKI Holding Company, Inc. and two of its subsidiaries and Helen of Troy Limited dated April 29, 2004 and the related Statements of Revenues and Direct Expenses for each of the years in the three-year period ended December 31, 2003 which report appears in this Amendment No. 1 on Form 8-K/A to Current Report on Form 8-K under the Securities Exchange Act of 1934 of Helen of Troy Limited dated June 1, 2004.

/S/ Deloitte & Touche LLP

July 29, 2004
McLean, Virginia